calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$2,000,000,000.00	$61,400.00
PROSPECTUS	Pricing Supplement Number: 4632
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated August 2, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	August 2, 2007
Settlement Date (Original Issue Date):	August 7, 2007
Maturity Date:	August 7, 2037
Principal Amount:	US $2,000,000,000.00
Price to Public (Issue Price):	99.701%
Agents Commission:	0.500%
All-in Price:	99.201%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $1,984,020,000.00
Treasury Benchmark:	4.500% due February 15, 2036
Treasury Yield:	4.922%
Spread to Treasury Benchmark:	Plus 1.250%
Reoffer Yield:	6.172%
Interest Rate Per Annum:	6.150%
Interest Payment Dates:	Semi-annually on the 7th of each February and August, commencing February 7, 2008 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated August 2, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G3A0
ISIN:	TBD
Common Code:	TBD

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.701% of the aggregate principal amount less an underwriting discount equal to 0.50% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
J.P. Morgan Securities Inc.	$ 600,000,000
Lehman Brothers Inc.	$ 600,000,000
Morgan Stanley & Co. Incorporated	$ 600,000,000

Co-Managers:
CastleOak Securities, L.P.	$ 40,000,000
Robert Van Securities, Inc.	$ 40,000,000
Samuel A. Ramirez & Co., Inc.	$ 40,000,000
The Williams Capital Group, L.P.	$ 40,000,000
Utendahl Capital Partners, L.P.	$ 40,000,000

Total	$ 2,000,000,000

Morgan Stanley & Co. Incorporated will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P. J.P. Morgan Securities, Inc. will assume the risk of any unsold allotment that would otherwise be purchased by Robert Van Securities, Inc.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated August 2, 2007
Registration Statement: No. 333-132807

Additional Information:

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.